UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934

Ecolocap Solutions, Inc.
(Name of Issuer)
Common Stock, par value $.00001 per share
(Title of Class of Securities)
27888A 10 7
(CUSIP Number)
January 17, 2014
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
?  Rule 13d-1(b)
?  Rule 13d-1(c)
?  Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





















CUSIP No.  27888A 10 7

SCHEDULE 13G

Page 2 of 6 Pages
















1.

NAMES OF REPORTING PERSONS

AES Capital LLC


2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(see instructions)
(a)    ?
(b)    ?


3.

SEC USE ONLY



4.

CITIZENSHIP OR PLACE OF ORGANIZATION

New York








NUMBER OF
SHARES
BENEFICIALL
Y OWNED BY
EACH
REPORTING
PERSON WITH

5
..

SOLE VOTING POWER

268,000,000


6
..

SHARED VOTING POWER

0


7
..

SOLE DISPOSITIVE POWER

268,000,000


8
..

SHARED DISPOSITIVE POWER

0






9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

268,000,000


10.

CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES
(see instructions)    ?


11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.99%


12.

TYPE OF REPORTING PERSON (see instructions)

OO



























CUSIP No. 2788A 10 7

            SCHEDULE
13G


Page 3 of 6 Pages





Item 1.  (a) Name of Issuer


Ecolocap Solutions, Inc.





(b) Address of Issuer?s Principal Executive Offices

1250 S. Grove Ave., Suite 308
Barrington, IL  60010



Item 2.

(a)
Name of Person Filing

AES Capital LLC




(b)
Address of the Principal Office or, if none, residence

1276 47th Street
Brooklyn, NY  11219




(c)
Citizenship or Place of Organization

AES Capital LLC is a limited liability company organized under the laws of the State of New York.




(d)
Title of Class of Securities

Common Stock, par value $.00001 per share




(e)
CUSIP Number

2788A 10 7









CUSIP No.  2788A 10 7		SCHEDULE 13G
Page 4 of 6 Pages

Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)
?
Broker or dealer registered under section 15 of the Act (15
U.S.C. 78o).





(b)
?
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).





(c)
?
Insurance company as defined in section 3(a)(19) of the Act
(15 U.S.C. 78c).





(d)
?
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).





(e)
?
An investment adviser in accordance with ?240.13d-
1(b)(1)(ii)(E);





(f)
?
An employee benefit plan or endowment fund in accordance with ?240.13d-1(b)(1)(ii)(F);





(g)
?
A parent holding company or control person in accordance with ?240.13d-1(b)(1)(ii)(G);





(h)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);





(i)
?
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);





(j)
?
Group, in accordance with ?240.13d-1(b)(1)(ii)(J).




Item 4.  Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.






(a)

Amount beneficially owned:  268,000,000






(b)

Percent of class:  6.99%






(c)

Number of shares as to which the person has:








(i)
Sole power to vote or to direct the vote  268,000,000








(ii)
Shared power to vote or to direct the vote  0








(iii)
Sole power to dispose or to direct the disposition of 268,000,000.








(iv)
Shared power to dispose or to direct the disposition of 0.
CUSIP No. 27888A 10 7	              SCHEDULE 13G
Page 5 of 6 Pages





Item 5.  Ownership of Five Percent or Less of a Class.
N/A
Item 6.  Ownership of More than Five Percent on Behalf of Another
Person
N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
N/A
Item 8.  Identification and Classification of Members of the
Group.
N/A
Item 9.  Notice of Dissolution of Group.
N/A
Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.























































CUSIP No.  27888A 10 7

SCHEDULE 13G

Page 6 of 6 Pages





   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: January 17, 2014

		 AES CAPITAL LLC, a New York limited liability company
					   By: /s/ Barbara Lebovich_
					          Name: Barbara Lebovich
					          Title: Corporate Secretary